Exhibit 12


                              TAUBMAN CENTERS, INC.

 Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock
                                    Dividends
                          (in thousands, except ratios)

                                                     Six Months Ended June 30
                                                     ------------------------
                                                         1999         1998
                                                         ----         ----
Net Earnings from Continuing Operations                $ 28,313     $ 41,601

   Add back:
     Fixed charges                                       50,977       75,525
     Amortization of previously capitalized
       interest (1)                                       1,067        1,238

   Equity in net income in excess of distributions of
     less than 50% owned Unconsolidated Joint
     Ventures                                              (689)        (957)

   Deduct:
     Capitalized interest (1)                            (7,669)      (8,014)
                                                       --------     --------
       Earnings Available for Fixed Charges
         and Preferred Dividends                       $ 71,999     $109,393
                                                       ========     ========

Fixed Charges
   Interest expense                                    $ 24,688     $ 44,586
   Capitalized interest                                   7,313        7,456
   Interest portion of rent expense                       2,064        3,518
   Proportionate share of Unconsolidated Joint
     Ventures' fixed charges                             16,912       19,965
                                                       --------     --------
       Total Fixed Charges                             $ 50,977     $ 75,525
                                                       --------     --------

Series A  Preferred Stock Dividends                       8,300        8,300
                                                       --------     --------
       Total Fixed Charges and Preferred
       Stock Dividends                                 $ 59,277     $ 83,825
                                                       ========     ========

Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends                                 1.2          1.3
----------------


(1) Amounts   include  TRG's  pro  rata  share  of   capitalized   interest  and
    amortization of previously capitalized interest.

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